EXHIBIT 23.2




            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LeCroy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-113271, 333-03144 and 333-91833) on Form S-8, (Nos. 333-46418,
333-43690, 333-88239, 333-43699, 333-37269 and 333-22117) on Form S-3 and (Nos.
333-112630 and 333-64848) on Form S-3/A of LeCroy Corporation of our report dated August 3, 2004, except as to note 23, which is as of September 1, 2004, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and the related consolidated financial statement schedule for the years ended June 30, 2004 and 2003, which report appears in the June 30, 2004 annual report on Form 10-K of LeCroy Corporation.



/s/ KPMG LLP


Short Hills, New Jersey
September 7, 2004